May 27, 2005

Dr. Ramon Mohanlal
35 Park Drive — Apt. 18
Boston, MA  02215

Dear Ramon:

On behalf of Interleukin Genetics, I am pleased to offer you the position of Chief Medical Officer. This offer, which is contingent upon approval by the Board of Directors, will be put before the Board on June 8. This position reports to Dr. Philip Reilly, CEO. The annualized compensation for this regular, full-time position is $270,000, derived and paid monthly at the rate of $22,500.00 per month. As part of your compensation, we will recommend to the Board of Directors for approval at their next meeting that you be granted a stock option award to purchase 200,000 shares of Interleukin Genetics stock. The strike price will be set at the closing price of the stock on the date the options are issued. The options will vest as follows:

20,000 shares on December 31, 2005
3,333 shares each month from January 31, 2006 through June 30, 2006
4,167 shares each month from July 31, 2006 through June 30, 2007
5,000 shares each month from July 31, 2007 through June 30, 2008
4,167 shares each month from July 31, 2008 through May 31, 2009
4,161 shares on June 30, 2009

We will maximize the ISO portion of the award, utilizing the maximum allowable under IRS code ($100,000 per year). All remaining options will be nonqualified stock options.

As a regular full-time employee, you will be able to participate in our employee benefit plans. Interleukin Genetics currently offers group health and dental plans, short- and long-term disability, life insurance and accidental death and dismemberment insurance, as well as a 401(k) program and Employee Stock Purchase Program for our regular full-time employees. Health and dental insurance coverage is effective on your first day of work, if you elect coverage  Interleukin Genetics also offers other benefit plans including sick and 4 weeks of vacation time, and holidays. Although there are no current plans to change or modify these benefits, the Company reserves the right to modify these plans at any time based upon business needs.

Your primary duties and responsibilities will include, but are not limited to the following areas. You will be a member of the executive management group, and in that capacity you will help chart the company’s strategic course. You will take the lead in clinical research involving nutritional genetics and pharmacogenetics. You will lead any effort to develop new therapeutic agents. You will be responsible for the design, conduct, analysis, interpretation, and reporting of all clinical trials. You will play a key role in efforts to seek and develop collaborative relationships with external partners in pursuit of new opportunities.

It is Interleukin Genetics’ policy that all employees have a three-month introductory period. During this first three months of continuous employment, your performance will be monitored and appraised to ensure that your performance meets the requirements of the position and the Company. During this three-month period, both the Company and you, the employee may terminate your employment without notice.

Interleukin Genetics’s commitments to you are as stated in this written letter. Interleukin is an “at-will employer”, and as such, it is understood that you are not being offered employment for a definite period of time and that either you or Interleukin may terminate the employment relationship at any time and for any reason without prior notice.

As a confirmation of your acceptance of this offer of employment, please sign, date, and return the copy of this letter to me by Monday, June 6, 2005. The original is for your records. We hope that you would be able to start on July 1, 2005.

Please call me to discuss any questions or concerns you might have regarding the contents of this letter or the benefits available to you.

Sincerely,

/s/ PHILIP R. REILLY
Philip R. Reilly
Chief Executive Officer

Accepted and agreed	/s/ RAMON W. MOHANLAL	Date	2 June 2005
Signature